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                                                                    Exhibit 10.8

                            REVENUE SHARING AGREEMENT

THIS AGREEMENT (the "Agreement") is made the 25th day of August, 1998 (the "Effective Date").

BETWEEN:

(1) BLOCKBUSTER VIDEOS, INC. whose principal place of business is at 1201 Elm Street, Dallas, Texas 75270 (hereinafter referred to as "Blockbuster," which following assignment shall include its actual assigns); and

(2) COLUMBIA TRISTAR HOME VIDEO, INC. whose principal place of business is at 10202 West Washington Boulevard, Culver City, California 90232-3195 (hereinafter referred to as "CTHV," which shall be deemed to include its permitted assigns).


WHEREAS:

(A) Blockbuster and certain of its Affiliates (the terms initially capitalized in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Paragraph 1 of this Agreement) own, operate and franchise retail stores which, among other things, rent, sell and market pre-recorded videocassette tapes to the general public; and

(B) CTHV and certain of its Affiliates acquire, produce, license, market and sell motion pictures on pre-recorded videocassette tapes; and

(C) CTHV is willing to provide Copies of each Rental Picture and each * to Blockbuster; and

(D) Blockbuster is willing to obtain, on the terms and subject to the conditions hereinafter set forth, a specified number of Copies of each Rental Picture and each * distributed by CTHV during the Term; and

(E) Blockbuster is willing and has the operational capacity to report electronically on an ongoing basis during the Revenue Sharing Period information as to the rental of Copies per Rental Picture as set forth in Exhibit C, attached hereto and made a part hereof.

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*     Pages where confidential treatment has been requested are stamped
      "Confidential material omitted and separately filed with the Commission under an application for confidential treatment", and the confidential section has been marked with a star (*).

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NOW THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS:

      a. "Affiliate" shall mean (i) in the case of CTHV, Sony Pictures Entertainment Inc. ("SPE") and all entities controlled by SPE; and (ii) in the case of Blockbuster or Blockbuster Entertainment Inc., all companies which are controlled by Blockbuster and/or Blockbuster Entertainment Inc. or which have a common direct or indirect parent.

      b. Bad Debt shall mean *

      c. "Blockbuster Headquarters" shall mean the corporate office of Blockbuster located at 1201 Elm Street, Dallas, Texas 75270.

      d. "Copy(ies)" shall mean VHS videocassettes of the Rental Pictures and
* obtained by Blockbuster from CTHV for Home Video Distribution. Other formats, including, without limitation, laserdisc and DVD, are not included under this Agreement.

      e. * shall mean each and every feature motion picture for which CTHV owns or controls Home Video Distribution Rights in the Territory, provided such picture: (1) is at least seventy (70) minutes in length; (2) is within Blockbuster's guidelines of the MPAA rating systems (i.e., Blockbuster does not make available for rental to its customers pictures which are not rated or which have a rating of NC17 or more restrictive); (3) is not a documentary, foreign language film (excepting those qualifying under subparagraph g. of this Paragraph 1), sports event, concert film, stage play, video or theatrical re-release, or library/category film; *

      f. "Distribution Center" shall mean Blockbuster's distribution center that is currently in McKinney, Texas. Blockbuster may add an additional two (2) delivery points at its option.

      g. * shall mean each and every * feature motion picture which is * for which CTHV owns or controls Home Video Distribution Rights in the Territory, provided such picture: (1) is at least seventy (70) minutes in length; (2) is within Blockbuster's guidelines of the MPAA rating system (i.e., Blockbuster does not make available for rental to its customers pictures which are not rated or which have a rating of NC17 or more restrictive); (3) is not a documentary, sports event, concert film, stage play, video or theatrical re-release, or library/category film; *

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

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Video Distribution Rights in the Territory that fails to satisfy the requirements set forth in this subparagraph shall not be subject to this Agreement.

      h. "Franchise Stores" shall mean Blockbuster franchise stores that are operated pursuant to binding franchise agreements. If designated by Blockbuster as ordering Copies through Blockbuster, such Franchise Store shall become a Participating Store.

      i. "Gross Box Office" or "GBO" shall mean the box office gross receipts, as reported by VARIETY, earned by a Rental Picture or * in the United States and Canada measured from the Rental Picture or * initial theatrical release in the Territory through the date ordered by Blockbuster.

      j. "Home Video Distribution" or "Home Video Distribution Rights" shall mean the right to manufacture, record, sell and/or otherwise distribute a motion picture on videocassette.

      k. The "Matrix" shall mean Exhibit A, attached hereto and made a part hereof, which sets forth the obligations for Rental Pictures, *. The Matrix is based on the following assumptions: *

      l. "Missing Copies" shall mean those Copies of a particular Rental Picture that are unaccounted for due to theft or loss occurring outside of the ordinary course of business. Blockbuster, in its good faith discretion, will determine if a Copy is lost or stolen.

      m. "Month" or "Monthly" shall mean Blockbuster's accounting cycle that is based upon a four week, four week, five week rotation as set forth in Exhibit B, attached hereto and made part hereof.

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

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      n. "Participating Store" shall mean (i) any Video Store in the United
States, which at the relevant time during the Term of this Agreement, is wholly owned and/or operated by Blockbuster and/or its Affiliates under the Blockbuster trademarks; (ii) if designated by Blockbuster as ordering Copies through Blockbuster, any Video Store in the United States, which at the relevant time during the Term of this Agreement, is wholly owned and/or operated by Blockbuster and/or its Affiliates not under the Blockbuster trademarks which elect to participate pursuant to the terms and conditions hereof; and (iii) Franchise Stores which elect to participate pursuant to the terms and conditions hereof. For Copy quantity allocation purposes, Kiosks and Video Vending Machines (the "Special Formats") shall not be included in the definition of "Participating Stores."

      o. "Promotional Credits" shall mean *

      p. "Rental Picture" shall mean each and every feature motion picture for which CTHV owns or controls Home Video Distribution Rights in the Territory, provided such picture: (1) is at least seventy (70) minutes in length; (2) is within Blockbuster's guidelines of the MPAA rating system (i.e., Blockbuster does not make available for rental to its customers pictures which are not rated or which have a rating of NC17 or more restrictive); (3) is not a documentary, foreign language film (excepting those qualifying under subparagraph g. of this Paragraph 1), sports event, concert film, stage play, video or theatrical re-release, or library/category film; and (4) is one theatrically distributed, which when initially released on videocassette is priced and distributed by CTHV at a "rental price" and no less than a "net effective unit price" of at least *, as such terms are generally understood in the home video industry in Los Angeles, California. "Net effective unit price" shall mean the price invoiced and accrued (before adjustment for any marketing support funds) for each Copy of a specific Rental Picture by the videocassette distributor, supplies and/or retail/rental outlet which purchases videocassettes directly from CTHV other than through leasing and/or "buy back" programs. *. Every other feature motion picture for which CTHV owns or controls Home Video Distribution Rights in the Territory that is priced and distributed by CTHV that fails to satisfy the requirements set forth in this subparagraph shall not be subject to this Agreement.

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

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      q. "Rental Revenue" shall mean *

      r. "Revenue Sharing Period" shall mean the period commencing on the Video Street Date of the relevant Rental Picture and running through the end of twenty-six (26) weeks immediately thereafter.

      s. "Video Store" shall mean a retail outlet that has at least one thousand five hundred (1,500) square feet and that is primarily engaged in the rental of videocassettes to the public for home viewing entertainment purposes.

      t. "Video Street Date" shall mean, with respect to any Rental Picture, the first date on which, in the Territory, both: (i) such Rental Picture is authorized by CTHV for Home Video Distribution, and (ii) Copies of such Rental Picture are actually available to the general public at Participating Stores.

2. AGREEMENT TERM:

      The term of this Agreement shall be for four (4) years (the "Term"), commencing as of September 1, 1998.

3. TERRITORY:

      The territory for purposes of this Agreement with respect to each Rental Picture shall be the United States, its territories and possessions, if any to the extent CTHV owns or controls such rights to territories and possessions of the United States (the "Territory"). Blockbuster and CTHV agree to discuss the inclusion of Canada, its provinces, territories and possessions in the Territory in accordance with the terms and conditions of this Agreement or comparable terms mutually agreed upon by the parties; provided however, that neither party shall have any obligation to agree to such inclusion.

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*     "Confidential material omitted and separately filed with the Commission under an application for confidential treatment".

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4. BLOCKBUSTER COMMITMENTS:

      Beginning as of the date of this Agreement for Participating Stores, Blockbuster agrees as follows:

      a. The following terms shall apply to Rental Pictures:

            (1) Rental Pictures * . For each and every Rental Picture *
                Blockbuster agrees to obtain from CTHV, and CTHV agrees to provide to Blockbuster, a specified number of Copies of each Rental Picture as mutually determined by Blockbuster and CTHV, provided however, that if the parties cannot agree on a quantity of Copies, Blockbuster agrees to obtain from CTHV, and CTHV agrees to provide to Blockbuster, the number of Revenue Share Copies of each Rental Picture as set forth in the Matrix, EXHIBIT A.

            (2) *

            (3) *

            Blockbuster may retain up to * of the Revenue Share Copies of each Rental Picture (including * ) at its Distribution Center for replenishment, new Participating Stores and unexpected spikes in product performance (the "Replenishment Copies").

            (4) Upfront Price: The price of each Revenue Share Copy shall be an amount (the "Upfront Price") equal to * per Revenue Share Copy per Rental Picture. * . See Exhibit D attached hereto and made a part hereof, for illustration purposes only.

            (5) *

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

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            (6) * See Exhibit E, attached hereto and made a part hereof, for illustration purposes only.

            (7) *

            (8) CTHV's Share of Rental Revenue: * the share of Rental
                Revenue paid by Blockbuster to CTHV shall be:

                  (a) During the first * of the Revenue Sharing Period, * of the Rental Revenue *

                  (b) During the * of the Revenue Sharing Period, *

                  (c) Two Dollars (US $2.00) of the Upfront Price shall be
                deducted from CTHV's share of Rental Revenue for each Copy.

            (9) Payment. Blockbuster shall pay: (i) the Upfront Price within
                * calendar days following the end of the calendar month in which the Copies are * ; (ii) CTHV's share of the Rental Revenue * calendar days following the end of the relevant Month, or portion thereof, in which revenue is received during the Term; *

      b. Participating Franchisees: Blockbuster may distribute Copies of the Rental Pictures received under this Agreement to its Franchise Stores which have elected to be governed by the terms and conditions of this Agreement for all Rental Pictures whose

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*     "Confidential material omitted and separately filed with the Commission under an application for confidential treatment".

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      Video Street Dates fall within a consecutive period of no less than six
      (6) months, provided however, that if a Franchise Store elects to discontinue participation hereunder, any Rental Pictures for which orders have been placed or in its possession shall continue to be subject to the terms of this Agreement for the applicable Revenue Sharing Period until such Copies are returned to CTHV or sold by Blockbuster (in accordance with Paragraph 4.c below) and all parties shall remain obligated to perform their respective obligations with respect thereto under this Agreement. Terms for implementation of this Agreement at the franchise level and franchise payments thereunder will be controlled and administered by Blockbuster. For purposes of this Agreement and to the extent a Franchise Store elects to participate under this Agreement, such Franchise Store shall be considered a Participating Store. For the purposes of payment only and in the event that a Franchise Store which has elected to participate hereunder is unable to pay when due any amounts due and owing to CTHV, Blockbuster shall pay CTHV any undisputed amount pursuant to Paragraph 4.a(9) of this Agreement.

      c. Sell-Off: Blockbuster agrees not to sell off any Copies of a Rental Picture during the first * days of the applicable Revenue Sharing Period. * , Blockbuster may sell up to * . At the expiration of the relevant Revenue Sharing Period, Blockbuster may sell * Blockbuster agrees not to sell and to use reasonable commercial business efforts to prevent its Participating Stores from selling Copies other than directly to consumers or Franchise Stores for home video use (i.e., no bulk sales or sales to wholesalers or distributors). Notwithstanding the preceding sentence, Blockbuster may sell "distressed" (i.e., broken-not capable of viewing) Copies of the Rental Pictures to wholesalers and jobbers. Sell-off revenue is not included in Rental Revenue.

      d. Packing and Shipping: Blockbuster will be responsible for making the Copies ready for consumer rental and for shipping the Copies for its Distribution Center to its Participating Stores.

      e. Missing Copies: During the first sixty (60) days of the applicable Revenue Sharing Period, Blockbuster agrees to pay to CTHV * less the Upfront Price and revenue share amounts already paid to CTHV for any Missing Copy. Blockbuster shall notify CTHV of any theft or loss of any Copy that occurs outside of the ordinary course of business at the time Blockbuster discovers the same.

      f. Damaged/Defective: "Damaged Copies" shall mean those videocassettes which become materially damaged by Participating Store personnel, customers, or otherwise, during the Revenue Sharing Period. "Defective Copies" shall mean those Copies that are

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

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      mechanically defective, mispackaged or contain "extraneous material"
      (as defined in Paragraph 9(i) below). CTHV shall deliver to Blockbuster, at no cost, additional Copies of each Rental Picture in the amount of * of the Base Buy Copies as set forth on Exhibit A for Blockbuster to retain at its Distribution Center and to use solely, in its discretion, as replacement of Defective Copies and Damaged Copies; provided however, that if any of these Copies are placed in the Participating Stores, CTHV shall receive its share of the Rental Revenue for the Copy used to replace the Damaged or Defective Copy since no Rental Revenue will thereafter be generated from the Damaged or Defective Copy.

      g. *

5. CTHV COMMITMENTS:

      a. Grant: CTHV grants Blockbuster the right, and Blockbuster hereby obligates itself, to distribute the Revenue Share Copies of the Rental Pictures (excluding Replenishment Copies) for placement on the shelves of its Participating Stores during the applicable Revenue Sharing Period, for the transfer of possession on a temporary or permanent basis consistent with this Agreement to members of the general public for home viewing purposes. CTHV is obligated to ship the Copies to Blockbuster pursuant to the terms and conditions of this Agreement.

      b. Marketing-Support: In lieu of specific marketing support programs and as payment for services and in consideration for the various other services and activities which Blockbuster has agreed to perform hereunder, CTHV agrees that Blockbuster shall accrue on a Qualified Rental Picture basis marketing support funds (the "Marketing Support Funds") in a minimum amount of * of the Minimum Guarantee for each Qualified Rental Price. Blockbuster shall use the Marketing Support Funds to advertise the Rental Pictures in its discretion and CTHV and shall reimburse Blockbuster for the Marketing Support Funds when used.

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

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      c. Shipping: CTHV will deliver the Copies to the Distribution Center at least three (3) weeks prior to Video Street Date per Rental Picture.

6. AUDIT:

      During the Term and continuing until the date twelve (12) months following the date of expiration or earlier termination of this Agreement, Blockbuster agrees that CTHV, with not less than three (3) business days advance notice, any conduct, during normal business hours, Monday through
Wednesday: (i) one (1) audit per year of Blockbuster's business operation and records at the Blockbuster Headquarters; and (ii) a total of ten (10) audits per year of the business records at a Participating Store (i.e., ten (10) total audits and not ten (10) audits per Participating Store), solely pertaining to the Copies licensed by Blockbuster pursuant to this Agreement. Any additional audit request of information not provided for above including, without limitation, any audit of Bad Debt, Promotional or Operational Credits shall be performed by Blockbuster's certified public accountant on an annual basis and provided to CTHV within fifteen (15) days of their request. Any audits conducted pursuant to this section shall relate to Blockbuster's compliance with the terms of this Agreement and shall not unreasonably interfere with Blockbuster' daily business operations. CTHV agrees that the data and other information collected by CTHV may be used by CTHV only in connection with such audits and to fulfill CTHV's commitments under this Agreement and to enable CTHV to enforce its rights hereunder. Blockbuster agrees to reimburse CTHV for actual costs incurred if any audit results in deviation in excess of ten percent (10%) or more between the percentage of Rental Revenue paid to CTHV by Blockbuster and the percentage of Rental Revenue due to CTHV by Blockbuster.

7. CTHV's REPRESENTATIONS AND WARRANTIES:

CTHV represents and warrants that:

a. It is a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in the State of California.

b. The undersigned has the full right, power and authority to sign this Agreement on behalf of CTHV.

c. The execution, delivery and performance of this Agreement does not and will not violate any provisions of CTHV's articles or certificates of incorporation and bylaws, or any contract or other agreement to which CTHV is a party.

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d. There is no broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, and no broker, finder, agent or intermediary who might be entitled to a fee, commissions or any other payment upon the consummation of the transactions contemplated by this Agreement.

e. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of CTHV enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

f. Copies shall be new and unused and comparable in quality to other videocassette units being sold by CTHV in rental distribution channels.

8. BLOCKBUSTER'S REPRESENTATIONS AND WARRANTIES:

Blockbuster represents and warrants that:

a. It is a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in the State of Texas.

b. The undersigned has the full right, power and authority to sign this Agreement on behalf of Blockbuster.

c. The execution, delivery and performance of this Agreement does not and will not, violate any provisions of Blockbuster's articles or certificates of incorporation and bylaws, or any contract or other agreement to which Blockbuster is party.

d. There is no broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, and no broker, finder, agent or intermediary who might be entitled to a fee, commissions or any other payment upon the consummation of the transactions contemplated by this Agreement.

e. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Blockbuster enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights in general

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and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

9. INDEMNIFICATION:

      (i) CTHV agrees to, at all times, defend, indemnify and hold Blockbuster, its parent company, their affiliates, subsidiaries, franchisees and the officers, directors, agents and employees of each, harmless from and against any and all claims, suits, damages, losses, liabilities, obligations, fines, penalties, costs and expenses (whether based on libel, slander, invasion of privacy, breach of contract, product liability, patent, trademark, license or copyright infringement or otherwise), including legal fees and expenses, of whatever kind or nature (collectively, "Loss"), arising out of or based on (a) a breach or violation of this Agreement by CTHV or any failure by CTHV to perform any of the agreements, terms, covenants, conditions, representations or warranties of this Agreement to be performed by CTHV; (b) any third party claim that any Rental Picture infringes the copyright, trademark, contractual rights, right of publicity, right of privacy, or otherwise defames such third party; or (c) any third party claim regarding any extraneous material contained on any Copy of a Rental Picture provided to Blockbuster pursuant to this Agreement. Such extraneous material may include, without limitation, pornographic, obscene material or scenes of an inappropriate nature placed on such Copies, provided however, that such extraneous material shall not include the actual feature motion picture content or trailers so long as such content is not altered in any way and is in compliance with the MPAA rating and the definition of Rental Pictures, * and * contained in this Agreement.

      (ii) Blockbuster agrees to, at all times, defend, indemnify and hold CTHV, its parent company, their affiliates, subsidiaries, and the officers, directors, agents and employees of each, harmless from and against any Loss arising out of or based on a breach or violation of this Agreement by Blockbuster or any failure by Blockbuster to perform any of the agreements, terms, covenants, conditions, representations or warranties of this Agreement to be performed by Blockbuster.

      (iii) The Indemnified Party shall give written notice to the Indemnifying Party and the Indemnifying Party will promptly assume and diligently conduct the entire defense of any third party suit or action, or the making of any third party claim as to which indemnity may be sought hereunder, including settlements and appeals, at the Indemnifying Party's sole cost and expense, and the Indemnifying Party shall pay and discharge any and all settlement amounts, judgments or decrees which may be rendered.

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*     Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

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      (iv) The Indemnifying Party shall not, except with the consent of the
      Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement that (i) could affect the intellectual property rights or other business interest of the Indemnified Party; or
      (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation.

      (v) In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion without releasing any obligation or liability of the Indemnifying Party.

10. TERMINATION:

      A non-defaulting party may terminate this Agreement if a Default, as defined below, by the other party has occurred and is continuing by giving written notice to the defaulting party. The term "Default" shall mean any of the following: (a) failure by a party to comply with or perform any provision or condition of this Agreement that results in a material breach of this Agreement and, if such material breach can be cured, continuance of such failure for thirty (30) days after written notice to such party (if cure is not practicable, the thirty (30) day notice period is not required); (b) a party becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or makes an assignment for the benefit of creditors; or is named in, or its property is subject to a suit for appointment of a received; or is dissolved or liquidated; or (c) any material warranty or representation made in this Agreement is breached, false or misleading in any material respect. In the event of such termination, the non-defaulting party shall be entitled to pursue any and all remedies provided in law and in equity and recover any damages it may have suffered by reason of such Default. The parties acknowledge that no specification of a particular legal or equitable remedy by a non-defaulting party shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach of this Agreement. Upon Default, any Copies in Blockbuster's possession at time of termination shall continue to be subject to the terms of this Agreement until such Copies are returned to CTHV or sold by Blockbuster and both parties shall remain obligated to perform their respective obligations with respect thereto under this Agreement.

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11. REMEDIES:

      a. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and except as otherwise expressly provided for herein, each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise and no provision hereof shall be construed so as to limit any party's available remedies in the event of a breach by the other party hereto. The election of any one or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedies.

      b. Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until:

            (i) The parties attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement. Either party may initiate negotiations by providing written notice in letter form to the other party, setting forth the subject of the dispute and the relief requested. The recipient of such notice will respond in writing within (5) business days with a statement of its position on and recommended solution to the dispute. If the dispute is not resolved by this exchange or correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within ten (10) business days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved by these negotiations, the matter will be submitted to J. A. M. S/ENDISPUTE, or its successor, for non-binding arbitration; and

            (ii) If the parties are unable to resolve the dispute, claim or controversy arising out of or relating to this Agreement pursuant to the above subparagraph b.(i), such dispute, claim or controversy shall be submitted to non-final and non-binding arbitration before J. A. M. S/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with J. A. M. S/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of J. A.
      M. S/ENDISPUTE'S Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with J. A. M. S/ENDISPUTE and with one another in selecting an arbitrator from J. A. M. S/ENDISPUTE'S panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Paragraph may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

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                                       15


            (iii) Notwithstanding the provisions of subparagraphs (i) and (ii) above, a party seeking preliminary or temporary injunctive relief may, in connection therewith, proceed before a court of competent jurisdiction (as provided in Paragraph 12.14 below) for such purpose without regard to the provisions of subparagraphs (i) and (ii) above.

12. MISCELLANEOUS:

      12.1 FORCE MAJEURE: Neither party shall be considered in default of this Agreement or be liable for damages, for any failure of performance hereunder occasioned by an act of God, force of nature, war or warlike activity, insurrection or civil commotion, labor dispute, transportation delay, governmental regulatory action whether or not with proper authority or other cause similar or dissimilar to the foregoing and beyond its reasonable control, provided the party so affected gives prompt notice to the other. In the event of a suspension of any obligation by reason of this section which extends beyond ten (10) days, the party not affected may, at its option, elect to cancel those aspects of this Agreement which are reasonably feasible to terminate, provided however, that this Paragraph shall only excuse performance by the parties of the stated obligations on the affected Rental Picture and shall not be a basis to terminate the overall Agreement unless such suspension or nonperformance relates to multiple Rental Pictures to the extent that such suspension or nonperformance renders this Agreement impracticable for the party not affected. Such cancellation shall be effective thirty (30) days after written notice of such cancellation has been given to the other party.

      12.2 NOTICE: Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given and received on the date of delivery or on the third (3rd) business day following the day of mailing of the same, or on the day of transmission by telecopier or other form of recorded communication service of the same, as the case may be to the party to be notified at the addresses set forth below:

If to Blockbuster:      Blockbuster Videos, Inc.
                        1201 Elm Street, 21st Floor
                        Dallas, Texas  75270
                        Attn:  General Counsel

If to CTHV:             Columbia TriStar Home Video
                        10202 West Washington Boulevard
                        Culver City, California 90232-3195
                        Attn: Robin Russell, Executive Vice President
or such other address as may be designated by either party by written notice to the other as hereinabove provided.

      12.3 ENTIRE AGREEMENT: This Agreement, together with all Exhibits attached hereto, represents the entire agreement and understanding between the parties with respect to the subject matter of this Agreement, and supersedes any other agreement or understanding, written or oral, that the parties hereto may have had with respect thereto. No statement or inducement with respect to the subject matter by either party or by any agent or representative of either party which is not contained in this Agreement shall be valid or binding between the parties.

      12.4 RELATIONSHIP OF PARTIES: The parties are independent contractors, and nothing in this Agreement shall be deemed or construed to create, or have been intended to create a partnership, joint venture, employment or agency relationship between the parties. Each party agrees that it neither has nor will give the appearance or impression of possessing the legal authority to bind or to commit any other party in any way except as provided in this Agreement.

      12.5 EFFECT OF HEADINGS: The headings and subheadings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction or any of the agreements, terms, covenants and conditions of this Agreement in any manner.

      12.6 CONSTRUCTION: This Agreement has been fully reviewed and negotiated by the parties and their respective legal counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which party or its counsel drafted the provision being interpreted.

      12.7 AMENDMENTS: No provision of this Agreement may be modified, waived or amended except by a written instrument duly executed by each of the parties. Any such modifications, waivers or amendments shall not require additional consideration to be effective.

      12.8 COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      12.9 IMPLIED WAIVER: Any failure on the part of either party to insist upon the performance of this Agreement or any part of this Agreement, shall not constitute a waiver of any right under this Agreement.

      12.10 ASSIGNMENT:

      a. By CTHV: CTHV may not assign its rights or delegate its obligations under this Agreement without Blockbuster's prior written consent, subject to the following (each, a "Permitted Transfer"): (i) CTHV may assign its rights or delegate its obligations to (1) an Affiliate or (2) an entity acquiring all or substantially all of the U.S. videocassette distribution business of CTHV, provided that such entity obtains or retains substantially the same access to the "SPE" trade names/trademarks and the Home Video Distribution Rights to Columbia Pictures' "new" (i.e., yet to-be-released) theatrical releases as CTHV enjoyed immediately prior to the applicable transfer; and
(ii) shall have the right to assign its right to receive payments hereunder. A "change-of-control" of CTHV, by direct transfer or by operation of law, shall be considered to result in an assignment of CTHV's rights and a delegation of CTHV's obligations under this Agreement; provided, that such "change-of-control" shall be considered a Permitted Transfer if, following such "change-of-control," CTHV (or any successor entity) obtains or retains substantially the same access to the "SPE" trade names/trademarks and Home Video Distribution Rights to Columbia Pictures' "new" theatrical releases as CTHV enjoyed at the time of entering into this Agreement. In connection with any Permitted Transfer, the permitted transferee shall assume CTHV's obligations hereunder. Any attempted assignment or other transfer by CTHV, other than a Permitted Transfer, without Blockbuster's prior written consent shall be null and void.

      b. By Blockbuster: Blockbuster may not assign its rights and delegate its obligations under this Agreement without CTHV's prior written consent, subject to the following (each a "Permitted Transfer"): (i) Blockbuster may assign its rights or delegate its obligations to (1) an Affiliate or (2) any financially responsible party, other than a Competing Major Studio (as defined below), capable of performing all of Blockbuster's obligations under this Agreement, provided that such assignment is coextensive with an assignment to such financially responsible party of the video rental business of Blockbuster and the "Blockbuster" trade names/trademarks. For the purposes of the foregoing, the following entities shall be deemed to be financially responsible parties: (a) a publicly traded entity into which or through which the video rental business of Blockbuster and the "Blockbuster" trade names/trademarks are "spun-off" and either directly or indirectly owned and
(b) any other assignee that has a Standard & Poor's or Moody's rating which is not less than one rating level below that assigned to Blockbuster immediately prior to any such assignment. A "change-of-control" of Blockbuster, by direct transfer or by operation of law, shall be considered to result in an assignment of Blockbuster's rights and a delegation of Blockbuster's obligations under this Agreement; provided, that such "change-of-control," other than one involving a "Competing Major Studio," shall be considered a Permitted Transfer if, following such "change-of-control," Blockbuster (or any successor entity): (x) directly or indirectly obtains or retains the video rental business of Blockbuster; (y) retains the rights to use the "Blockbuster" trade names/trademarks; and (z) is financially responsible and is capable of performing all of

Blockbuster's obligations under this Agreement (with any entity that satisfies clauses (a) or (b) above being deemed to be financially responsible). In connection with any Permitted Transfer, the permitted transferee shall assume Blockbuster's obligations hereunder; provided that no such assignment or other transfer by Blockbuster, other than a Permitted Transfer, without CTHV's (prior written consent shall be null and void. As used herein, a "Competing Major Studio" shall mean Universal Studios, Inc., Warner Bros., a division of Time Warner Entertainment Company, L.P., MGM, Twentieth Century Fox Film Corporation, or the Walt Disney Company, or any division or any of the foregoing, or any entity which controls, is controlled by, or is under common control with any of the foregoing.

      c. "Change of Control":

            (i) A "change-of-control" of Blockbuster shall be deemed to have occurred, if, following the applicable transaction: (A) a person, entity or group of persons or entities, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, or any comparable successor provisions, other than Viacom, Inc. ("Viacom"), shall, directly or indirectly, own fifty percent (50%) or more of the equity interests in Blockbuster; or (B) Viacom shall cease to own, indirectly or indirectly, at least fifty-one percent (51%) of the equity interests in Blockbuster.

            (ii) A "change-of-control" of CTHV shall be deemed to have occurred if, following the applicable transaction: (A) a person, entity or group of persons or entities, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, or any comparable successor provisions, other than Sony Corp. ("Sony") or SPE, shall, directly or indirectly, own fifty percent (50%) or more of the equity interests in CTHV, or (B) Sony and SPE shall each cease to own, directly or indirectly, at least fifty-one percent (51%) of the equity interests in CTHV.

      12.11 SURVIVAL: All representations, warranties and indemnities made herein shall survive the termination of this Agreement and shall remain in full force and effect. All of a party's rights and privileges, to the extent they are fairly attributable to events or conditions occurring or existing on or prior to the termination of this Agreement, shall survive termination and shall be enforceable by such party and its successors and assigns.

      12.12 CONFIDENTIALITY: Except as otherwise required by applicable federal and state securities laws, each party shall keep the information regarding the details of this Agreement confidential and restrict dissemination to each of its own personnel and to third parties to only a "need to know" basis, using the standard of care which each uses to protect its own information from disclosure during the Term of this Agreement and thereafter. The party disclosing confidential information to its own personnel and third parties shall require that these persons be bound by the confidentiality obligations set forth in this Agreement. In addition to the foregoing, CTHV must keep all information provided by Blockbuster in accordance with this Agreement confidential and any unauthorized disclosure shall be considered a material breach of this Agreement. Any press release issued by CTHV must be approved by Blockbuster prior to its release.

      12.13 GOVERNING LAW: The substantive laws (as distinguished from the choice of law rules) of the state of New York and the United States of America applicable to contracts shall govern (i) the validity and interpretation of this Agreement, (ii) the performance by the parties of their respective obligations hereunder, and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating to this Agreement or the termination of this Agreement. Only the New York courts (state and federal) will have jurisdiction over any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in these courts and not elsewhere.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COLUMBIA TRISTAR HOME VIDEO              BLOCKBUSTER VIDEOS, INC.


Name: Benjamin S. Feingold               Name: Edward B. Stead
     --------------------------------    --------------------------------------

Signature: /s/ Benjamin S. Feingold      Signature: /s/ Edward B. Stead
                                         --------------------------------------

Title: President                         Title: EVP
                                         --------------------------------------

                                    Exhibit A

                                     Matrix
                                 (See Attached)

                        BLOCKBUSTER PER STORE UNIT MATRIX

                                        *

---------
* Confidential material omitted and separately filed with the Commission under an application for confidential treatment. Two pages have been omitted from Exhibit A.

                                    Exhibit B
                               Accounting Calendar
                                  (See Attached)

1998 Accounting Calendar

Jan. 1-        U.S. Corporate Holiday
Jan. 2-        U.S. Corporate Holiday
Jan. 11-       Video Pay Period
Jan. 16-       A/P Close Complete
Jan. 17-       GELCO Cut-Off
Jan. 25-       Last day of JDE accounting period, Video Pay Period

Feb. 8-        Video Pay Period
Feb. 13-       A/P Close Complete
Feb. 14-       GELCO Cut-Off
Feb. 22-       Last day of JDE accounting period, Video Pay Period

March 8-       Video Pay Period
March 20-      A/P Close Complete
March 21-      GELCO Cut-Off
March 22-      Video Pay Period
March 29-      Last day of JDE accounting period

April 5-       Video Pay Period
April 17-      A/P Close Complete
April 18-      GELCO Cut-Off
April 19-      Video Pay Period
April 26-      Last day of JDE accounting period

May 3-         Video Pay Period
May 15-        A/P Close Complete
May 16-        GELCO Cut-Off
May 17-        Video Pay Period
May 24-        Last day of JDE accounting period
May 25-        U.S. Corporate Holiday
May 31-        Video Pay Period

June 14-       Video Pay Period
June 19-       A/P Close Complete
June 20-       GELCO Cut-Off
June 28-       Last day of JDE accounting period, Video Pay Period

July 3-        U.S. Corporate Holiday
July 12-       Video Pay Period
July 17-       A/P Close Complete

July 18-       GELCO Cut-Off
July 26-       Last day of JDE accounting period, Video Pay Period



Aug. 9-        Video Pay Period
Aug. 15-       GELCO Cut-Off
Aug. 23-       Last day of JDE accounting period, Video Pay Period

Sept. 6 -      Video Pay Period
Sept. 7 -      U.S. Corporate Holiday
Sept. 18-      A/P Close Complete
Sept. 19-      GELCO Cut-Off
Sept. 20-      Video Pay Period
Sept. 27-      Last day of JDE accounting period


Oct. 4-        Video Pay Period
Oct. 16-       A/P Close Complete
Oct. 17-       GELCO Cut-Off
Oct. 18-       Video Pay Period
Oct. 25-       Last day of JDE accounting period


Nov. 1-        Video Pay Period
Nov. 14-       GELCO Cut-Off
Nov. 13-       A/P Close Complete
Nov. 15-       Video Pay Period
Nov. 22-       Last day of JDE accounting period
Nov. 26-       U.S. Corporate Holiday
Nov. 27-       U.S. Corporate Holiday
Nov. 29-       Video Pay Period

Dec. 13 -      Video Pay Period
Dec. 18 -      U.S. Corporate Holiday, A/P Close Complete
Dec. 19 -      GELCO Cut-Off
Dec. 27 -      Last day of JDE accounting period, Video Pay Period

                                    Exhibit C

                              Electronic Reporting
                                 (See Attached)

Columbia Tristar Home Video
Revenue Sharing System
System Interface Requirements - Blockbuster          Version 1.7-August 27, 1998
--------------------------------------------------------------------------------

General Requirements for data transmission of transactions to CTHV

Frequency:               Daily

Source: From a central point in each Participating Store (not from each store in Participating Store)

CTHV Preferred Method    EDI using X12 Transaction Set or proprietary format
of Transport (not        (to be defined by CTHV) transferred through 3rd party
currently available):    VAN (at CTHV's cost)

File Descriptions for data transmissions

All the following data is required from the Participating Stores. Some of the data here (A8 and B2) may not be currently available. In the event the data described here becomes available at Blockbuster headquarters, Blockbuster will use reasonable commercial efforts to provide such data to CTHV.

A.  Inventory Transactions file

This file will contain all transactions that deal with the actual movements of individual copies. Any transaction with the transaction types stated below should be captured in this file.

The file that CTHV needs to receive is to contain the following information:

Data Required                  Description
-------------                  -----------


1.  Bar Code                   This must uniquely identify the specific
                               copy of a Revenue Sharing (RS) title

2.  Transaction Date           Date when the transaction took place

3.  Transaction Type           'R1' for Store Receipts from DC
                               'R2' for Store Receipts from other stores
                               'T1' for Store Transfers to DC
                               'T2' for Store Transfers to other stores
                               'DC' for Store Transfers out for Defective Copies
                               'SH' for Shortages
                               'SF' Shortage Found

Columbia Tristar Home Video             2
Revenue Sharing System
System Interface Requirements - Blockbuster          Version 1.7-August 27, 1998
--------------------------------------------------------------------------------


4. Process Date                  Date when data was processed for transmission
                                 to CTHV

5.  UPC#                         UPC Code of the tape

6.  Store #                      Store Number of store receiving tape

7.  Former Store #               Store Number of store where tape was sent from
                                 (for Store Transfers)

8.  Former Bar Code              Bar Code as used in previous store (if bar code
                                 was changed)

B.  Revenue Sharing Transactions

This file will contain details of any transaction that has an impact on the Revenue Sharing computations. These transactions include:

Transaction Type

1. Rental Out transactions. These transactions are to be generated whenever a customer rents out a RS title

2. Rental Return transactions. These transactions are to be generated whenever a customer returns a RS title

3. Extended Viewing Fee (EVF) transactions. These transactions are to be generated whenever an EVF is billed for a RS title

4. PVT Sales transactions. These transactions are to be generated whenever PVT sale takes place for a RS title

5. Missing Copy transaction. These transactions are to be generated whenever a missing copy is identified for a RS title
    Note: This transaction is not required if the Missing Copy fee can be derived from the Inventory Transactions.

The file that CTHV needs to receive is to contain the following information:

Columbia Tristar Home Video             3
Revenue Sharing System
System Interface Requirements - Blockbuster          Version 1.7-August 27, 1998
--------------------------------------------------------------------------------


Data Required                   Description
-------------                   -----------

1.  Bar Code                    This must uniquely identify the specific copy of
                                a Revenue Sharing title

2.  Transaction Date            Date when the transaction took place

3.  Transaction Code            'RO' for Rental Out transactions,
                                'RR' for Rental Return transactions,
                                'EV' for Extended Viewing Fee transactions,
                                'SA' for PVT Sales transactions and
                                'MC' for Missing copy transactions.

4.  Process Date                Date when data was processed for transmission to
                                CTHV.

5.  UPC#                        UPC Code

6.  Store #                     Store number of Store where tape is currently
                                located.

7.  Revenue                     The actual revenue that the store charged for a
                                Rental Out, EVF or PVT Sale transaction.

8.  Days Rented                 The number of rental days allowed for a
                                particular Rental Out transaction or the actual number of rental days for a Rental Return transaction.

                                    Exhibit D

                                        *

---------
* Confidential material omitted and separately filed with the Commission under an application for confidential treatment. Two pages have been omitted from Exhibit D.

                                    Exhibit E

                                        *

---------
* Confidential material omitted and separately filed with the Commission under an application for confidential treatment. Two pages have been omitted from Exhibit E.